Exhibit 10.47

FOURTH AMENDMENT TO THE EMPLOYMENT AGREEMENT OF JULIE JACOBS

This FOURTH AMENDMENT TO THE EMPLOYMENT AGREEMENT OF JULIE JACOBS (the “Fourth Amendment”), by and between AOL Inc., a Delaware corporation (“Company”), and Julie Jacobs (“Executive”) is made and entered into as of November 14, 2013 (the “Effective Date”).

WHEREAS, Executive and Company entered into an employment agreement dated as of June 11, 2010, as first amended as of March 30, 2011, as further amended as of December 13, 2011, and as further amended as of December 18, 2012 (the “Employment Agreement”); and

WHEREAS, Company has agreed to change certain terms of the Executive’s compensation and desires to amend the Employment Agreement to reflect these changes.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Company agree as follows:

1.	Paragraph 4A of the Employment Agreement is hereby replaced with the following:

Base Salary. During the Employment Term and effective as of October 1, 2013 Company shall pay Executive a base salary at the rate of no less than $27,083.34 semi-monthly, less applicable withholdings, which is $650,000.16 on an annual basis (“Base Salary”). Executive’s semi-monthly paydays fall on the 15th and the last day of each month. If the 15th or the last day of the month falls on a weekend or bank holiday, the payday is the preceding business day. Executive’s Base Salary will be reviewed annually during the Employment Term and may be increased based on Executive’s individual performance or increases in competitive market conditions. Executive’s Base Salary may be decreased upon mutual consent of Company and Executive.

2.	A new section 4H is hereby added to Paragraph 4 of the Employment Agreement:

Performance Equity Grant.

(i) Company shall grant to Executive an equity award that shall have an equity value equal to $250,000.00 on the date of grant. Based on the equity value on the date of grant, one-third of the equity award will be comprised of restricted stock units (“Additional RSUs”) (rounded down to the nearest whole number of units), one-third of the equity award will be comprised of stock options (“Additional Stock Options”) (rounded down to the nearest whole share), and the remaining one-third of the equity award will be comprised of performance shares based on relative total shareholder return (“Additional Performance Shares”)(rounded down to the nearest whole share). The equity value of Additional RSUs and Additional Performance Shares will be determined based on the closing price of a share of Company common stock, par value $.01 per share, on the date of grant. Equity value of Additional Stock Options will be determined based on the standard option valuation formula used by Company. The grant of the Additional RSUs, Additional Stock Options and Additional Performance Shares provided by this subsection shall generally be made in an administratively reasonable period of time following the date that Executive signs the Fourth Amendment, subject to compliance with applicable law and the schedule of the Compensation Committee of the Board.

(ii) Executive’s Additional RSUs will vest over a three-year period following the date of grant, with one-third vesting on the first anniversary of the grant date and one-third vesting on each of the second and third anniversaries of the grant date, provided, that Executive is continuously employed with Company from the grant date to each applicable vesting date. Except as may be otherwise provided in the applicable award agreement, any Additional RSU that is unvested on the date of Executive’s termination for any reason shall be forfeited on such date of termination.

(iii) Executive’s Additional Stock Options will vest over a three-year period following the date of grant, with one-third of such Additional Stock Options vesting on the first (1st) anniversary of the date of grant, and monthly thereafter in substantially equal installments over the remaining two (2) years, provided, that Executive is continuously employed with Company from the grant date to each applicable vesting date. Except as may be otherwise provided in the applicable award agreement, any Additional Stock Option that is unvested on the date of Executive’s termination for any reason shall be forfeited on such date of termination.

(iv) Subject to achievement of performance objectives, Additional Performance Shares shall vest following the Committee’s certification of performance following the end of a three-year performance period, commencing January 1, 2013, provided, that Executive is continuously employed with Company from the grant date to the applicable vesting date. Except as may be otherwise provided in the applicable award agreement, any Additional Performance Share that is unvested on the date of Executive’s termination for any reason shall be forfeited on such date of termination.

3. Counterparts. This Fourth Amendment may be signed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

4. Entire Agreement. The Employment Agreement (as amended by this Fourth Amendment) contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, written or oral, between the parties with respect thereto. This paragraph does not replace or supersede the Entire Agreement paragraph (Paragraph 10.K) in the Employment Agreement except insofar as this Fourth Amendment is incorporated into the scope of the terms of that paragraph.

5. Employment Agreement Terms. Except as provided in this Fourth Amendment, all terms and conditions of the Employment Agreement shall remain in effect and shall not be altered by this Fourth Amendment.

(Signature page to Fourth Amendment follows)

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first written above.

AOL INC.
By:	/s/ Karen Dykstra
Name:	Karen Dykstra
Title:	Chief Financial Officer

EXECUTIVE

/s/ Julie Jacobs
Julie Jacobs
Executive Vice President and General Counsel

4